CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

The Managing General Partner

and Partners of

Rhino Resource Partners LP:

We consent to the incorporation by reference in Registration Statement 333-169714 on Form S-8 and Registration Statement No. 333-199263 on Form S-3 of Rhino Resource Partners LP of our report dated March 26, 2018, with respect to the consolidated statement of financial position of Rhino Resource Partners LP and Subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income, partners’ capital, and cash flows for each of the years in the two-year period ended December 31, 2017, appearing in this Annual Report on Form 10-K of Rhino Resource Partners LP for the year ended December 31, 2017.

CERTIFIED PUBLIC ACCOUNTANTS

513 State St.

Bristol, Virginia

March 26, 2018